Exhibit 10.15

Exhibit A
COMPANY/AGENCY AGREEMENT
TERMS AND CONDITIONS

I.	AUTHORITY

The Agent is an independent contractor, not an employee of the Company and, subject to requirements imposed by law, the terms of this Agreement and the underwriting rules and regulations of the Company, is authorized to:

1.	Solicit, receive and transmit to the Company proposals for insurance contracts that are underwritten by the Company’s underwriting department to which the agent is appointed. The Company reserves the right to reject, for any reason, an insurance contract application submitted by the Agent except to the extent binding authority has been granted.

2.	Bind and execute insurance contracts only to the extent that:

a)	Binding authority is granted in this Company/Agency Agreement as revised from time to time, or as otherwise agreed to in writing, for each line of business.

b)	The Agent is properly licensed by the state with jurisdiction over the subject of such insurance.

c)	Bound coverage is reported to the Company in writing within seven (7) days after binding.

d)	No losses have been incurred to which the insurance would apply as of the time the binder is issued.

Binders shall be evidenced in writing, signed by a licensed and appointed agent, and effective on the date of issuance or a date in the future. Binders shall be effective no earlier than the date of their issuance.

3.	Provide all usual and customary services of an insurance agent on all insurance contracts placed by the Agent with the Company. Usual and customary services of an insurance agent shall not include services which, in the normal conduct of an insurance business, are performed by Company personnel, or performed for the Company by independent contractors other than insurance agents, such as loss control inspections, appraisals, and loss adjustment services.

4.	Collect and remit premiums on policies, and to retain commissions out of premiums so collected as specified in the Commission Schedule attached to and made a part of this Agreement. The agent agrees to refund return commissions on policy cancellations or reductions in each case at the same rate at which such commissions were originally retained.

5.	Exercise his/her authority personally or through his/her authorized employees.

6.	Represent other companies.

7.	Exercise exclusive and independent control of his/her time and the conduct of his/her agency.

8.	If an Agent has succeeded to and carries on an agency formerly owned or conducted by another, he/she shall pay return commissions on return premiums on such business in the same manner or to the same extent as stipulated above unless the parties have specifically otherwise agreed and the written consent of the Company to such agreement has been endorsed hereon.

Exhibit A

II.	LICENSING OF AGENTS

The Agent shall comply with applicable state law with regard to licensing of agency personnel. The Agent agrees to promptly notify the Company of any changes in personnel which necessitate a change in the appointment of producers provided by the Company. In addition, the Agent agrees to provide information to the Company deemed necessary to administer the appointment process. If the services of any producer associated with the Agent and appointed by the Company are unsatisfactory to the Company, the Company may, at its sole discretion, terminate the appointment of the producer.

The Agent may not appoint sub-agents.

III.	BROKERS

The Agent shall have no authority to accept any insurance line on a brokered basis unless specifically authorized in writing by the Company. The Agent may not present business to the Company that was not generated by an appointed producer unless the Agent discloses such fact to the Company and the Company expressly authorizes the submission in writing.

IV.	TRUST AGREEMENT

All funds coming into Agent’s possession from customers as premiums, for insurance policies issued by the Company, are funds of the Company received by Agent in a fiduciary capacity and shall be immediately remitted to Company when due. If any such funds are not remitted to the Company, Company shall have a first lien on all compensation due or which may become due to Agent to the extent of such funds. The Company is authorized to deduct the entire amount of such funds due, either before or after the termination of this Agreement, from any compensation due Agent.

The Agent may not commingle premium payments made on policies of the Company with the Agent’s personal or operating funds.

The Agent shall provide the Company with a financial statement upon written request. Such request shall state the reason for the request.

V.	AGENT COMPENSATION

The Agent’s compensation under this Company/Agency Agreement shall be as set forth in the attached Commission Schedule. Any additional compensation arrangements shall be negotiated and agreed to in writing by the Company and the Agent, and such writing shall be incorporated into and made a part of this Company/Agency Agreement.

The Company agrees to provide 60 days advance written notice of any proposed change in the commission schedule, and further agrees that commission rates cannot be changed more than once in any 12 month period unless agreed to by both parties.

VI.	PREMIUM REMITTANCE AND COLLECTION

1.	Direct Billed Policies

The Agent may request that the Company in accordance with the Company’s “Direct Bill Program” collect insurance policy premiums. Regarding any existing agency billed business that is to be transferred to the Company’s Direct Bill Program, the Company will determine the starting date and method for billing and collecting the initial premium. The Company shall be responsible for all direct premium billing and collecting unless otherwise mutually agreed by the Agency and the Company.

The Company shall clearly and prominently identify the Agent or applicable program administrator by name when transmitting policies, endorsements, cancellation notices and other communications to policyholders. The Company shall promptly provide the Agent with a copy of all such items (except invoices) sent to policyholders.

Exhibit A

The Company will furnish the Agent detailed expiration information on direct-billed accounts upon request within a reasonable period of time.

Commissions on premiums shall be paid to the Agent within 30 days after the end of the month in which premiums are received and recorded by the Company, subject to offset by the Company of any return commission due from the Agent. Payment of monthly commissions will be accompanied by a commission statement showing premiums applied to the direct billed account.

The Agent must promptly remit to the Company any premiums collected or paid to the Agent on direct-billed policies. The Agent agrees to cooperate and assist the Company in any collection proceedings it may engage in with the Agent’s policyholders.

2.	Agency Billed Policies

The collection of premiums from the Agent’s policyholder, which have not been billed by the Company, shall be handled in the following manner:

a)	The Company shall provide the Agent with a monthly accounting of premiums for all policies issued and effective in the Agent’s monthly accounting period. The accounting report is due in the office of the Agent within ten (10) days of the close of the accounting period and the actual payment of premiums for each monthly accounting period shall be paid by the Agent within thirty (30) days of the close of the accounting period in which the premium transaction took place, whether or not the Agent has collected all of the premiums included in the accounting.

b)	The Agent has full authority to collect, receipt for, and receive premiums on all policies accepted by the Company and may deduct any commissions owed by the Company, as described in the Commission Schedule attached to this Company/Agency Agreement, from such premiums.

c)	The Agent must promptly notify the Company of any premium dispute and the Agent will not be relieved of responsibility to collect premiums as indicated in its monthly accountings except by written consent of the Company.

d)	If the Company deems it necessary to collect premiums directly from the policyholder, the Agent will not be eligible for commissions on such premiums.

e)	All audit and retrospective premiums are due upon billing. The Agent shall be relieved from responsibility to collect such premiums subject to the following conditions:

(i)	Within forty-five (45) days after receipt by the Agent of any statement of premiums developed from an audit, voluntary report or retrospective premium adjustment and being unable to collect from the policyholder after a reasonable attempt to do so, the Agent shall inform the Company in writing of the reason the premiums are uncollectible and that relief from such responsibility is requested. The Agent agrees to waive commissions on the uncollectible premiums and the Company shall have the right to collect such premiums in any manner it may elect;

(ii)	If the Company does not receive such request within the period specified in the immediately preceding paragraph, the Agent shall be deemed to have elected to retain responsibility for the payment of such premiums.

f)	The Agent’s accounting records of the Company’s business shall be available for examination and audit by the Company at a reasonable time as agreed to by the Agent.

Exhibit A

VII.	HOLD HARMLESS AGREEMENT

The Company shall hold the Agent harmless for errors or omissions due solely to the Company’s negligence. The Company shall bear the cost of defense of any claim or suit arising out of such error or omission on the part of the Company. The legal expense of any attorney hired by the Agent without the express written consent of the Company will be the responsibility of the Agent.

The Agent shall hold the Company harmless for errors or omissions due solely to the Agent’s negligence. The Agent shall bear the cost of defense of any claim or suit arising out of such error or omission on the part of the Agent. The legal expense of any attorney hired by the Company without the express written consent of the Agent will be the responsibility of the Company.

The Company shall indemnify and hold Agent harmless from any civil liability for damages, judgments, expenses, and counsel fees arising as a result of the Company’s failure to comply with the applicable requirements of the Fair Credit Reporting Act.

VIII.	AGENTS ERRORS AND OMISSIONS INSURANCE

The Agent is required to maintain insurance agents professional liability (“errors and omissions”) insurance with policy limits of at least $1,000,000 per occurrence/$1,000,000 aggregate. The Agent shall provide the Company with a certificate of insurance upon request.

IX.	AGENCY CONDUCT AND SERVICE TO POLICYHOLDERS; NO MODIFICATION OF COVERAGE

All applications, binders, claim reports, and other correspondence must be complete and accurate. The application for insurance or a copy thereof must be signed by the named insured and a licensed and appointed Agent before the policy is issued. All losses must be reported to the Company immediately after the Agent is notified of the loss, even if the Agent does not believe the loss is covered under the applicable policy.

The Agent may not alter, vary or waive any provision or term of the Company’s insurance policies, rates or plans except to the extent the Agent has binding authority to do so or the Company has otherwise provided written authority to do so.

The Agent may not commit the Company to any liability with regard to a policyholder claim or loss, or make any payments on the Company’s behalf, unless authorized to do so in writing by the Company.

The Agent may not use the Company’s name, policies or services in any advertising unless authorized to do so in writing by the Company. Any authority granted to the Agent for such use shall automatically terminate upon termination of this Agreement.

X.	OWNERSHIP OF EXPIRATIONS

1.	The Agent’s records regarding expirations are the property of the Agent and he/she shall have exclusive use and control of the records and expirations. However, in the event of termination of this Company/Agency Agreement, if the Agent has not paid his/her account by the due date stated on the account current as required under Paragraph V of this Agreement, the Agent’s records regarding policies insured by the Company shall become the property of the Company until such accounts are paid to the Company to its complete satisfaction, and the Company shall have the right to service the accounts during such period, including the right to possession, use, and control of the records pertaining to such accounts.

2.	The Company’s record or knowledge of names of policyholders and expiration dates shall not be referred or communicated by the Company to any other insurance agent

3.	All provisions of the Company/Agency Agreement pertaining to ownership of expirations shall apply to any direct billed policies.

Exhibit A

XI.	COMMUNICATIONS BY THE COMPANY WITH POLICYHOLDERS

1.	The Company may use, or permit the use of, its records of business placed by the Agent with the Company to gather information, either directly or indirectly, for the purpose of underwriting, market research, or product development.

2.	Nothing in this section shall limit the Company’s ability to provide policyholders with information of general interest, including but not limited to proposed legislation or regulations, the availability of broader insurance coverage, and loss control information.

XII.	AGENCY EXPENSES

The Company shall not be responsible for Agency expenses.

XIII.	AGENCY INTERFACE

1.	Records Retention

a.	The term “original” as it pertains to a document or form means either the actual or original document or a copy thereof, provided the copy is maintained on a medium which has been approved by both the Insurance Department of the state in which the Agent is located and the Company.

b.	Upon either the original execution or the effective date of a particular document, the Agent agrees to diligently maintain, safeguard, and store, for the greater of five (5) years or the period required by applicable state law, all originally signed applications and any other policy related documents which would, in the absence of interfacing capability, be sent to the Company for retention.

2.	System Migration, Upgrades, or Replacement by Agent

a.	To ensure the Company has sufficient time to determine whether the Company can continue to interface electronically with the Agent’s vendor system and to minimize disruption in the interface activities between the Agent and the Company:

i)	The Agent agrees to provide the Company with 60 days advance written notice of the Agent’s intent to change a vendor system from the one currently in use for interface activities covered under this section. Such changes include migration to a vendor system which operates on a different computer operating system, or the total replacement of the existing system whether from the same vendor or a different vendor; and

ii)	The Agent agrees to provide the Company reasonable notice of the Agent’s intent to install a newer version of the same vendor system.

XIV.	COMPANY PROPERTY

The Agent is deemed to have received and have access to the Company’s Agent’s Guide; the Agent must maintain access to a copy of the Agent’s Guide at all times. The Company will provide the Agent with access to the Agent’s Guide via the Internet. If the Agent has access to the Agent’s Guide solely via hard copy, the Agent agrees to maintain hard copies of the Agent’s Guide current at all times as directed by the Company.

Any policy forms and other Company supplies furnished to the Agent by the Company shall remain the property of the Company and shall be returned to the Company or its representatives promptly upon demand.

Exhibit A

XV.	CANCELLATION OF RISKS

The Company reserves the right to directly cancel any binder or contract of insurance at any time. Such cancellation shall be with notice and for reasons in accordance with applicable state insurance laws. In the event such binder or contract of insurance has been in force for a period of thirty (30) days or longer, the Company shall notify the Agent prior to issuing a notice of cancellation.

XVI.	TERMINATION

The Agent may terminate this Agreement at any time upon giving at least 90 days written notice to the Company.

The Company may terminate this Agreement, for reasons identified below, upon giving at least the greater of (i) 90 days written notice to the Agent, or (ii) any notice period required by applicable law. Such notice is to be sent to the other party at the last known address by certified mail, return receipt requested, or by delivering such notice to the other party.

The Company may, without the consent of the Agent, cancel this Agreement for one or more of the following reasons:

1.	Agent violation of binding or underwriting authority.

2.	Agent failure to pay accounts as agreed.

3.	Fraudulent or dishonest acts of the Agent, including forgery.

4.	Misuse of Agent’s claim payment authority or failure to follow Company guidelines or procedures regarding claim payment authority.

5.	Failure to report losses or coverage bound on a timely basis as outlined in Section IX, Agency Conduct and Service to Policyholders, of the Company/Agency Agreement.

6.	Revocation of the Agent’s license or, if the Agent is a corporation, revocation of the license of any of Agent’s principal officers, by any state licensing authority.

7.	Breach of any provisions of this Agreement.

8.	Company’s surrender of its license.

9.	Sale or transfer of agency. (See related Section XVII and Section XVIII.)

10.	Replacement of this Agreement with a new Company/Agency Agreement.

11.	Any reason not prohibited by law.

The Company shall comply with applicable laws regarding termination of agency contracts. Any dispute relating to termination of this Company/Agency Agreement shall be first subject to any administrative remedy available to the Agent, which must be exhausted. The law of the state of the Agent’s residence shall control in any administrative proceedings regarding termination of this Company/Agency Agreement. Following such exhaustion of administrative remedies, any dispute relating to termination of this Company/Agency Agreement shall be subject to arbitration as provided in Section XX, “Arbitration.”

Except as otherwise provided herein or in accordance with applicable law, the Agent has no authority to solicit or bind insurance coverage on behalf of the Company as of the effective date of termination of this Company/Agency Agreement.

Upon termination of this Agreement, failure of the Agent to account for and pay the Company all premiums which it is due or pledge collateral acceptable to the Company shall cause the following conditions to apply:

1.	Expirations of policies placed with the Company and related policyholder records shall become the property of the Company and the Company is granted a security interest in such expirations; and

Exhibit A

2.	Subject to an accounting, the Company has the right to sell such expirations to satisfy the Agent’s outstanding financial obligations to the Company. Any remaining funds collected by the Company will be remitted to the Agent.

XVII.	LIMITED AGENCY AGREEMENT/REPLACEMENT OF POLICIES

The Agent’s decision shall prevail as to whether existing policies shall be placed with another insurer or continued in force after agency termination.

If this Company/Agency Agreement is terminated:

1.	The Company will immediately place in effect this Limited Agency Agreement authorizing the Agent to service unexpired insurance policies, and also arrange for appropriate underwriting, claims services, risk management, premium audit and other necessary Company services on such policies.

2.	On all policies a) containing contractual guarantees of renewal, b) subject to laws requiring renewal in the event of agency termination, or c) voluntarily renewed by the Company after the effective date of termination, the Agent shall retain a vested interest in the commissions payable on such policies for one year following termination or for such longer period as required by law.

3.	In the event the Agent fails to service unexpired insurance policies following the termination of this Company/Agency Agreement, the Company shall have the right to arrange for appropriate underwriting, claims services, risk management, premium audit and other necessary services on such policies.

XVIII.   SUCCESSOR CLAUSE

The Agent agrees to give 90 days advance written notice to the Company of any sale or transfer of the business subject to this Company/Agency Agreement, or the Agency’s consolidation with a successor firm, in order that the Company may, in its sole discretion:

1.	Permit assignment or transfer of this Agreement by the Agent to the successor; or

2.	Enter into a new Agency Agreement with the successor; or

3.	Terminate this Agreement and place in effect a Limited Agency Agreement with the successor for the sole purpose of providing the servicing set forth in Section XVII.

For the successor, the Company agrees to continue policies in effect on the date of sale or transfer of the Agency until termination of the policy period then in effect, where the hazard is unchanged.

XIX.   GOVERNING LAW

Except as otherwise provided herein, any dispute arising under this Company/Agency Agreement will be governed by the laws of the Commonwealth of Pennsylvania.

XX.	ARBITRATION

In the event of any dispute arising out of or under this Agreement between the Agent and Company, both the Agent and the Company agree to submit such disagreement to arbitration.

1.	There shall be three (3) arbitrators, one of whom shall be selected by the Company, one of whom shall be selected by the Agent, and a third arbitrator who shall be selected by those two arbitrators who have been selected by the Agent and the Company.

Exhibit A

2.	The determination of the arbitrators shall be final and binding on all parties.

3.	South Carolina: The South Carolina Uniform Arbitration Act, S.C. Code of Laws § 15-48-10 et seq., shall not apply to any arbitration or award under this Company/Agency Agreement.

XXI.   COMPANY RIGHTS NOT WAIVED BY EXCEPTIONS

The failure of the Company to insist, in any one or more instances, upon the performance of any one of the covenants or conditions of this Agreement, or to exercise any right or privilege herein conferred, shall not be construed as thereafter waiving any such covenants, conditions, rights, or privileges but the same shall continue and remain in full force and effect.

XXII.   REVISIONS TO AGREEMENT

This Agreement supersedes all previous Agreements, whether oral or written, between the Company and the Agent. The Company may unilaterally amend this Agreement by providing the Agent with 60 days advance written notice of the amendments.

XXIII.   CONFORMITY TO STATUTE

This Agreement is meant to conform to the laws of the state(s) in which the Agent is authorized to do business under this Agreement. Where this Agreement is in conflict, the appropriate state law will govern.